ABCD
Cambium Learning Group 2012 First Quarter Earnings Call
Thursday, May 10, 2012

Officers

Shannan Overbeck; Cambium Learning Group, Inc.; Head of Public Relations

Ron Klausner; Cambium Learning Group, Inc.; CEO

Brad Almond; Cambium Learning Group, Inc.; CFO

Vernon Johnson; Cambium Learning Group, Inc.; Voyager Learning President

Analysts

Andrew Finkelstein; Cambium Learning Group, Inc.; Barclays Capital

Sean Seller; Redwood Capital; Analyst

Sam Cahn; Combinations Capital; Analyst

Costel Goga;; Analyst

A.J. Guido; GoldenTree Asset Management, LP; Analyst

Tatiana Mironova; BMO Capital Markets; Analyst

Presentation

Operator: Hello. And welcome to the Cambium Learning Group First Quarter 2012 Earnings Conference Call. (Operator Instructions)

I now would like to turn the Conference over to Shannan Overbeck. Ms. Overbeck, please go ahead.

Shannan Overbeck: Thank you, operator. My name is Shannan Overbeck, and I’m Cambium Learning Group’s head of Public Relations. On the call today is Ron Klausner, our Chief Executive Officer; and Brad Almond, Chief Financial Officer. In addition, our Voyager Learning President, Vernon Johnson, is on the call and will be available for Q&A.

Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risks are described in our previous filings with the SEC and our Form 10-Q to be filed shortly. Cambium Learning Group does not undertake any duty to update the statements, whether as a result of new information, future events or otherwise.

On today’s call, EBITDA, adjusted EBITDA and adjusted net revenues will be presented, and it should be noted that these measures will differ from those offered on the GAAP financial statements provided in our Form 10-Q. These are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect the underlying performance of the Company and provide investors with a view of the combined Companies’ operations from management’s perspective. These measures are used frequently by management in the operation of the business. Reconciliations of these figures to GAAP are included in our press release schedules, which can be found on our corporate website, cambiumlearning.com, and our Form 10-Q to be filed with the SEC.

Following today’s prepared statements, we will take questions. A transcript and webcast of today’s call will also be available on the Company’s corporate website.

Let me now turn the call over to Ron.

Ron Klausner: Thank you, Shannan. And thanks for joining us today.

On today’s call, I will provide details on the Company’s 2012 first quarter performance. I’ll then turn the call over to Brad, who will share information on our 2012 first quarter financial results company performance.

On our last call, we said we expected the first quarter of 2012 to be challenging and believed the second quarter would also be difficult due to a tough funding market and the leadership issues we had in 2011. The leadership issues have been addressed, and the team is now in place.

Our order volume was down 16% compared to the first quarter of 2011. By business unit — Sopris Learning’s order volume was down 27%, Cambium Learning Technologies was down 8% and Voyager Learning was down 19%.

So how do we stem the tide and grow the business? In order to grow, we are focused on the following — one, growth from student-directed digital learning solutions; two, growth of outsourcing services; three, stabilize existing product lines; and four, selected acquisitions.

While top-line growth is priority one, we’re also focused on increasing the earning yields through improvements in operating efficiency, which Brad will discuss. I will focus my comments on the top line.

Growth from student-directed learning solutions — we continue to deploy a material part of our research and development on impactful and significant student-directed digital learning solutions that address big problems. Core principles of the student-directed learning solutions include — one, mastery-based learning, with timely, relevant data and analytics for teachers, parents, administrators and students. Through technology, students can master material at their own pace, while data and analytics provide the teacher with timely information to intervene when a student is unable to master a concept. Seat time becomes less important, because the solutions are available 24/7, and the student is pacing based on mastery of the material.

Two, engagement — engagement is paramount for success, especially with older students. In the fall, we will field test our new Runway solution. Runway is an adaptive student-directed learning solution for students in grades six to 12 who are not reading at a sixth-grade level. The pedagogy is authored by literacy expert Dr. Louisa Moats. We are partnering with an Orlando-based firm to refine and use a student-centered learning platform which includes comprehensive social and peer interaction functionality, as well as a reward system with a three-dimensional avatar for students.

We’re also subcontracting some game development for use in Runway to the same company, whose founders were with Electronic Arts during the time they developed Madden NFL and Tiger Woods PGA Tour. We believe this new online learning solution will be disruptive in the marketplace. This summer, we will also release a new version of VmathLive, which will include an interactive virtual math tutor, math school and student competitions, better data and analytics, as well as access via iPads and Tablets.

Other student-directed learning applications include Raz-Kids and our high school courseware offered through Lincoln National Academy and Class.com. Unlike many other competitors in the market, our strategy is not to compete with districts that may create courseware themselves, but provide our tools as if the districts developed the courseware themselves.

Growth of outsourcing services — we entered into the outsourcing market with our turnaround service offering in 2010. Turnaround schools are the lowest-performing schools in the nation and are a top priority for President Obama. Turnaround schools are generally expensive, intensive models and have been featured in the press in generally unfavorable terms. We are one of the few companies that can show our services result in strong student efficacy gains like those realized in Milwaukee.

In March, we secured a $5 million three-year agreement with Providence. And in the next 30 days, we will announce a lower-cost school reform model authored by a prominent education leader.

Stabilize existing product lines — we have a substantial portfolio of product lines in all three of our business units that are very effective and have a broad market acceptance. This includes works from America’s most respected education authors with a pedigree of achieving student results. To stabilize the business, we need to leverage these assets much more effectively. And in particular, we need to gain better leverage from the sales force than we did in 2011. We are doing so through the deployment of Salesforce.com, an improved e-commerce engine and better customer segmentation with an appropriate channel relative to the size of the opportunity.

A customer relationship management tool like Salesforce.com organizes a sales producer’s work and, through the tools use, results in more sales producer at bats or contacts, as well as an increase in the quality of the contacts. In addition, we’ve expanded our inside sales channel, which from 2005 through 2009 realized between $12 million to $17 million in orders per annum.

Selected acquisitions — we remain disciplined around valuation but do expect to acquire companies that advance our strategy of student-directed learning, outsourcing, our specialty tools that increase efficiency of schools, and real-time data analytics. We would only buy content to fill a gap, or if we could take out significant costs as a strategic buyer.

In my judgment, over time, we have confidence that this is a growth business. We have the leadership, the base of effective assets, the liquidity cash flow to invest. And we will improve execution in order to return to top-line growth. As we do so, we expect greater earnings yields from being more efficient and more digital.

Our pipeline has significantly increased, which should result in a stronger last six months of the year. For example, we’re very close to signing a new customer for $2.6 million which would be fulfilled by the end of the year.

Company successes and news — Orangeburg School District in South Carolina serves approximately 7,000 generally poor students. During the 2010-’11 school year, the district began implementing a full suite of our intervention-based solutions serving almost all grades. Recently on a billboard along an interstate in South Carolina was the following about Orangeburg student achievement. In quotes — the best state report card in 10 years, the best is yet to come — end of quote.

Superintendent Cynthia Wilson noted in an e-mail to me the following — thanks to the amazing Orangeburg Voyager A Plus team that we are privileged to work with, our schools and students are making great strides. We are looking forward to even better results and anticipate a stellar year of growth — end quote.

In addition to the student achievement taking place in Orangeburg, our technology solutions continue to be honored with awards from industry peer groups. ExploreLearning Reflex won best K-12 Instructional Solution at the SIIA CODiE Awards. More than 30 products were nominated for this category. Nine were chosen as finalists, and Reflex came out on top. Reflex is an example where we continue to experiment and make improvements as the tool mines data from the student experience.

Now, Brad.

Brad Almond: Thanks, Ron.

As we discussed on the year-end 2011 earnings call, we expect to face some difficult order volume comparables in the first half of 2012 relative to the same period in 2011. However, to position ourselves to recover growth in the second half of the year requires investment in the first half. These two factors — decline in order volume and increased investment — led to a quarter-over-quarter decline in adjusted EBITDA of $4.6 million. We expect continued challenging comparables for order volume through Q2. And while we see a path toward stabilization and then growth in the second half and beyond, we are scrutinizing spending as a hedge against any possible declines in EBITDA for the full year.

Let’s look at some key areas for the first quarter performance, and then I will close with a summary of our liquidity and the status of our restructuring and reengineering efforts. As Ron mentioned, our order volume declined by 16% in Q1 versus the same period in 2011. None of our business units were immune to the pressure. Voyager declined by 19%, Sopris by 27%; and Cambium Learning Technologies declined by 8%. The 8% decline in Cambium Learning Technologies was that unit’s first quarterly decline since we formed the unit in December 2009. CLT, Cambium Learning Technologies, decline was mainly from a decline in the Kurzweil and IntelliTools product lines, which was significant enough to offset the growth in our online subscriptions.

The 16% decline in order volume led to an adjusted revenue decline of 10%. We benefitted from revenue being recognized from the strong 2011 sales of subscription-based products which are recognized over time. As a result, we experienced a decline in adjusted deferred revenue of $7 million in the first quarter of 2012.

In Q1 on a GAAP basis, our gross margin, excluding amortization, decreased mainly from one-time costs associated with the move of the warehouse. On an adjusted basis, which removes these one-time costs, our gross margin was 62% in 2012, which was down from 65% in 2011. Essentially, we saw an increase in mix towards technology products which improved the margin, with decline in the margin from increased services, primarily in the school turnaround offerings; and in an increase in our inventory reserve. Therefore, the total reduction in cost of goods sold related to the $3 million decline in adjusted revenue was only $0.5 million.

Spending below the gross margin on a GAAP basis for R&D, selling and marketing and G&A increased about $2 million versus prior year. The increase was the same when we examined it on an adjusted basis. The increase in spending is primarily in Cambium Learning Technologies, where we are executing on our plan to increase investment in the subscription-based products of Learning A-Z and ExploreLearning, which have been the Company’s primary growth area.

These investments are aimed at increasing sales coverage, sales channels, marketing initiatives and product development. Our belief is that sustained growth in these products over the next several years will be augmented by additional investments made now.

While investment in Cambium Learning Technologies is the primary spending increase, we also increased development efforts in Voyager as we accelerate the pace of converting capabilities to digital-based offerings. Spending in the Sopris segment has remained relatively flat.

In summary, and on an adjusted basis, revenue declined by $3 million. We recovered about $0.5 million on reduced cost of goods sold, and we increased spending in the key investment areas by a total of $2 million for a decline in adjusted EBITDA of $4.6 million.

While we expect sales to stabilize and return to growth in the back half of the year, we are unsure of the magnitude of the expected decline in the first half and, ultimately, the ability to recover the expected first-half shortfall with improvement in the second half. Therefore, we are placing a lot of focus on our restructuring and reengineering efforts as well as additional spending restrictions and reductions in order to mitigate the impact on earnings from any possible full-year sales decline.

Let me update you on the efforts aimed at restructuring and reengineering. There are two key areas of this effort — organizational alignment and process improvement, with the overall goal of increasing the earnings potential from every dollar of sales. Organizationally, we have acted on our plans to right-size areas that have declining contributions towards business goals, and we are shifting resources and skills towards business areas that can drive growth, such as e-commerce, sales, and tech-based solutions. Simultaneously, we are reducing operating costs and enhancing the customer experience by improving our processes.

In total, we expect to expend cash of $3.4 million to $3.7 million on these initiatives, including $1.2 million expended in 2011. Plus we took a noncash impairment charge of $2.8 million in Q1 2012. As a result of restructuring or reengineering, we expect approximately $3 million in cash savings to be realized in 2012, $6 million in 2013; and we are targeting $8 million in 2014.

One of the key projects is converting our warehouse and distribution to an outsource model. That move is nearing completion without significant business disruption to date. Efforts to right-size facilities are also progressing on schedule. And a completely restructured order-to-cash process and team structure are also on target to be completed before the summer.

Another project is using software tools and process improvements to better assign resources to professional services engagements and to make optimized procurement decisions. While ultimately the goal of the Company is to return to top-line growth, these initiatives are important to bolster the bottom line and save valuable cash for additional investments.

I will close with some comments on cash flow, liquidity and our balance sheet. We typically will use cash in the first and second quarters. And consistent with this trend, we experienced a cash balance decline of $21 million in the first quarter of 2012. The decline was from operations, working capital seasonality and a semiannual interest payment on our debt. Comparatively, the first quarter 2011 had a few unusual events which provided a net increase of $8 million in cash, including $14 million generated by our debt refinancing and $15 million generated from the collection of significant account receivable balances carried over from the year end 2010.

We continue to maintain very ample liquidity with a cash balance of $42 million as of March 31st, 2012. And we have a borrowing base on our revolving line of credit of $17 million. The cash and credit line combined to provide substantial liquidity to continue on our stated objective of making acquisitions.

With that, I’d like to now turn the call over to the operator for Q&A.

+++ q-and-a

Operator: (Operator Instructions) Andrew Finkelstein, Barclays.

Andrew Finkelstein: Maybe if you guys could talk a little bit more about — with the order volumes down, is it purely budget issues at the schools? Is it a competitive issue? Has anything changed? I don’t know if I heard in the prepared script — we heard kind of what you want to do to improve sales. But is there any sort of more specific reasons or trends happening that’s putting pressure on them?

Ron Klausner: I’ll start, and then I’ll let — Vernon Johnson’s on the call — build on it.

There’s no question that it is a very difficult funding environment. That is an absolute given, and we could dwell on it. We believe that we could sell our way through it, predicated on the efficacy we have and the quality of the capabilities that we have, and the movement and migration we’re going to tech-enabled solutions.

We had very difficult comparables to the prior first six months of last year. And coupled with the tough funding and some of the issues we had around sales execution, you don’t turn that around immediately. The pipeline is building, and the quality of the pipeline is building. And so that would suggest to me that we will start to secure some larger deals. Timeline on those sales cycles generally will occur after the new fiscal year begins of July 1st.

So I don’t expect funding to get any better. I don’t think it’s going to be materially worse. But that being said, I like where we are as far as our pipeline for the second half of the year.

Vernon, anything you want to build on that?

Vernon Johnson: Well, just want to make a comment about pipeline. I think if you analyze the pipeline, as we moved into January, the pipeline was not strong enough, I don’t think, to offset the negative economic impacts and the funding impacts that we were facing. So we just didn’t have enough to really try to burrow through some of those problems and get to the deals that we could have.

That being said, as Ron had mentioned, we’ve been managing the pipeline very carefully, and we see it really growing pretty strongly in the area of product, but also in ed services, which is a really good lift for us; and also in our Class.com area. So I’m feeling much more optimistic for the second half of the year.

The other thing that we’re doing is we have put a strategic team in place who’s focusing on large-scale opportunities across the country, targeting specific accounts. And these would be deals for $0.5 million or more, and we’re seeing lots of good pipeline growth in that area as well.

Ron Klausner: So Andrew, in very direct answer to your question — definitely funding — execution was not where I wanted it to be in 2011. We see we’re overcoming that. Competition — obviously, everybody’s going after limited resources. But we don’t see a lot of the competitive losses where we believe we should win.

Andrew Finkelstein: That’s helpful.

And then, just coming back to CLT, which you guys pointed out is kind of the first decline we’ve seen there — I think you mentioned in the press release, or in the script too, that Kurzweil was the weaker part of the division? Could you talk about — that seems to be also a pretty well-regarded product and is winning awards at the same time. But could you talk about maybe what’s happening at that part of the business?

Ron Klausner: Happening as far as what? Top line? Happening as far as competition —

Brad Almond: Just elaborate a little bit, Andrew.

Andrew Finkelstein: Yes, that business, its growth prospects or the declines they saw in the quarter. I think you called it out as the weaker part of the — as offsetting some of the other things happening in the segment, if I have that right.

Brad Almond: Let me clarify that piece. Then Ron can speak more about the product and the KI in general. But you’re correct — the driving factor behind CLT’s decline was a sharp decline in the Kurzweil and IntelliTools.

The combination of Learning A-Z and ExploreLearning, which are the two subscription-based products — those grew. They didn’t grow as much as they have been doing historically. However, our outlook on those still remains quite strong. But in the quarter, you are correct that it was the KI piece which declined enough, and significantly enough, to offset the increase in Learning A-Z and ExploreLearning.

Ron Klausner: So LAZ, Learning A-Z, had teens growth. ExploreLearning faced major hurdles from last year. So the comparables in the first quarter were not great. But we expect both of them to be absolutely fine.

Concerning Kurzweil — Kurzweil is a mixed bag. International, we’re doing pretty well; domestically, we’re not. And so we do think some of it is funding in Kurzweil. Some of it is we have moved to a SaaS model for some of the products. And that will — we think that is a right decision over time. We will know the usage of our customers as opposed to the perpetual license model we have. Once we understand usage, we could ultimately stimulate usage and stimulate demand, stimulate sales.

But there’s no question that funding and the environment have hurt Kurzweil. And in Kurzweil as well, there’s some technology bets that we’ve made in the past 12 months that we do expect to reap some success.

All that being said, we don’t expect that Kurzweil would be a growth engine. We expect Kurzweil to be a stable business with very high margins.

Andrew Finkelstein: Okay.

And then, Brad, just on the restructuring costs, did you say — you said it kind of quick, but the cash was $3.4 million to $3.7 million. And then, did you say $1.2 million was in 2011? Could you just go back through that?

Brad Almond: That’s absolutely correct. So the total cash on the restructuring charge is expected to be $3.4 million to $3.7 million. $1.2 million of that was booked in 2011, basically accrued severance costs. And it will be paid out in 2012. So most of that $3.4 million to $3.7 million in cash will be cash out in 2012. But $1.2 million of it was booked as an expense in 2011.

Andrew Finkelstein: And what’s the full accrued number, or the income statement number? Because we had a $3.7 million charge this quarter.

Brad Almond: Now, the $3.7 million this quarter was primarily a $2.8 million non-immediate cash impairment on the warehouse. So your charge this quarter — $2.8 million of that was a noncash impairment charge, and the rest was — you think of that as essentially cash expended, or close to being cash expended. And then we had $1.2 million last year.

Andrew Finkelstein: On the warehouse. Okay. Great, thanks.

Brad Almond: Thank you, Andrew.

Operator: Sean Seller, Redwood.

Sean Seller: You guys said that Cambium orders decreased 8%, but sales were up 5%. Maybe you could bridge the discrepancy?

Brad Almond: I’m sorry, could you repeat that question? The numbers?

Sean Seller: Sorry. In the press release, you guys state that Cambium order volume decreased 8% on CLT.

Brad Almond: On CLT.

Sean Seller: But underneath, you said revenues were up 5%. Can you just go through the discrepancy?

Brad Almond: Correct. The reason for that is the Cambium Learning Technologies group relies very heavily on — the revenue relies very heavily on recognizing revenue from subscription-based products, which are ratable over time. And so what we have is, yes, the order volume down, which is a leading indicator of future revenues. But revenues in Q1 are essentially decided at the end of Q4 of 2011. So CLT ended 2011 very strong. Order volume was up. And we’re recognizing that revenue in Q1. So that’s why the revenue is up. But the leading indicator, which is the order volume, in Q1, is down 8%.

Sean Seller: So we should expect a pretty significant decline in the second quarter, I would assume? Or is there anything else that can be here that could make the second quarter better?

Brad Almond: Well, obviously, there’s always a mix of what comes in. But over time, if things don’t increase, you’d expect an 8% decrease in revenues. But as Ron mentioned, the underlying assets in that business, the subscription-based business, we expect to perform well. So we do expect that to pick back up.

But you can take from that — a leading indicator, if you want, would indicate that revenues would be under a little bit of pressure in Q2 and then recover in the back half of the year.

Ron Klausner: Well, we see about 45 or 46 states, give or take — fiscal year ends June 30th. We don’t see the end-of-year money in most of the states. All the information that we have — that use-it-or-lose-it, so-called, buy rather than forfeit the money — we don’t see a big, big amount of dollars coming in, as we have historically. So not likely we’re going to see like we did in 2011, to some extent.

Sean Seller: In light of this, in the first quarter, EBITDA declined more than what sales declined. Are you guys going to start to cut back spending in the second quarter? Or how do you guys think about managing the earnings profile of the business?

Brad Almond: Yes, we did, we mentioned that. What I said on the call was we’re beginning to watch that. We’re beginning to take certain actions to hedge against a full year. We tend to look at the full year more than we do quarter-on-quarter. But as we watch what happens in Q2, we are beginning to constrain spending in some areas. Some of our efficiency gain activities are going to start yielding benefits in the back half of the year. So we’ll size all that up as the year progresses and make spending actions as needed through Q2, Q3, and then all the way into Q4, if we have to.

Ron Klausner: Yes. Our plan has started to take effect already. There’s very, very few hirings right now outside of the major R&D bets that we’re making. So to Brad’s point — the expense reductions will take place beginning in Q2, so that we have enough runway by the end of the year.

Sean Seller: Okay.

And the last question that I have is — you guys seem pretty excited about what the back half of the year brings to you. Maybe you could speak a little bit — and I know you’ve talked about it already, but if you could speak a little bit more of why you think revenues will start to grow in the back half of the year? And is this indicated by orders already, or indications from different school systems? Or this is just excitement around new products?

Ron Klausner: No, it’s more the pipeline. So there’s leading indicators, as you know, in sales. And a leading indicator in sales is the quantity of the pipeline, the diversity of the pipeline, and getting under the covers of that pipeline to see what is real or not real. In other words, what are we advancing in the process? And are some of our products and solutions meeting specific problems that school districts have? And if we’re being placed, in effect, as a solution to one of the problems they have, then we feel pretty good about the likelihood of driving that sale.

So it’s primarily pipeline-related that we see significantly stronger than it’s been for some time.

Sean Seller: Got it. Thank you.

Operator: Sam Cahn, Combinations Capital.

Sam Cahn: I wanted to ask a couple questions about the contingent value right, the CVR, which you discuss in the 10-K.

Ron Klausner: Okay.

Sam Cahn: And there are a whole bunch of numbers. There’s a possible fair value of $7.4 million. It’s on the books possibly — I didn’t get maybe — being carried at about $5.5 million, there’s $3 million in cash, sort of restricted set aside? Would you be able to walk me through those numbers a little bit?

Brad Almond: Yes, we’re trying to flip the K. I got to admit I didn’t expect a CVR question on this call.

Sam Cahn: There’s a lot of it on page 40 — yes, 43, 44.

Brad Almond: I’m sorry, I’m looking at our actual printed copy.

Here’s what I’d suggest on this one. The CVR — we’ve got it really well disclosed. And so I think what would be best is — if you could call me after the call, I’d be glad to walk through it with you in great detail. Will that work for you?

Sam Cahn: Sure. Although, just before we get off, wondering do you have any update you can provide about the status of that Michigan litigation?

Brad Almond: No — when our Q comes out, you’ll find very little change with the current CVR. The tax — obviously, the biggest possible return from the CVR is going to be resolution on the Michigan tax issue. We still feel very positive about it, we have it as a receivable. We feel it’s more problem than not that we’re going to prevail. But it is going to be a lengthy process, just to be completely up front about it. It could easily trail into the early part of 2013. The state of Michigan is under no urgency to settle a matter which may require them to write a big check.

So we still think it’s good, there’s nothing changed on it. We still feel very positive about it. But it’s going to linger.

And the other matter would be the roughly $3 million we believe is out there, in terms of another identification. Again, we feel pretty positive about that. That would be about a year out. It would be Q1 of 2013.

Sam Cahn: Okay. Thanks. Maybe I’ll give a call back later or tomorrow, just with some more questions about that, or more detail.

Brad Almond: Great. That would be helpful, thanks.

Ron Klausner: Thanks.

Operator: Costel Goga, private investor.

Costel Goga: I had a couple — one question in particular. While I understand that acquisitions are your plan to build long-term growth, given where your valuation of the equity of the Company has gone so far in the first three months of the year, is the Board considering repurchasing its own stock in terms of generating value here, or at some point de-levering to improve the valuation of the Company perhaps, rather than just pursuing cash acquisitions, if you expect cash to build in the second half of the year?

Brad Almond: I’m not really in a position to speak on behalf of our Board of Directors. The use of cash is always at their discretion. And I know they’re constantly looking at the cash balances as a way to utilize that cash to generate the greatest possible growth. And our stated objective has been the primary use of that cash will be for mergers and acquisitions. But that’s not to say they wouldn’t consider alternative uses for it over time.

Costel Goga: I see. Thanks very much.

Brad Almond: Thank you.

Operator: A.J. Guido, GoldenTree.

A.J. Guido: Maybe a couple questions here. Firstly, how do you guys get comfort in the pipeline? You use terms like “significantly stronger,” and “challenging,” and this and that. Can we frame it up a little bit, as far as — does the second quarter look worse than trends in the first quarter? And then, like your previous investor — how do you get comfort that it’s significantly stronger than it’s been in awhile? Those are just hard terms to kind of quantify for us.

Ron Klausner: First of all, Q2 is shaping up to be very challenging. The pipeline — let’s get specific. Pipeline is built by sales producer, by account, with a probability on a specific dollar amount or range of dollar, not huge range, by product. And so we look at the various stages that each of these potential opportunities are in. And we have a rubric that the sales producers are directed to put a probability on based on where we are in the sales process.

So if we’re on the early stages, where there’s conversations, it has a very, very low probability. If we are in the stage where the Board has approved it, we have a very high probability. And we look at all those expected values by sales producer, by customer, by region or geo, by unit; and make a determination based on a mathematical formula to determine do we think sales are going to meet expectations, not meet expectations? How are we going to perform versus the prior year, et cetera? Those processes are done continuously. We had a deep-dive of the pipeline a week ago. And the pipeline looks significantly better for the second half of the year than it did at this point last year.

That being said, Q2 looks very challenging. I don’t expect any kind of Hail Mary, so to speak, before the end of the quarter. And over the full year, I do expect that we will perform a lot better than we’re performing in the first six months.

A.J. Guido: Okay. I mean, there’s challenging similar trends in volume orders, or is there any guidance? You’re halfway through the quarter, almost.

Brad Almond: No, we’re not prepared to give guidance. Because the majority of your purchases in Q2 are actually going to occur in June. I think Ron mentioned very explicitly, we expect it to be very challenging. Most of the pipeline build that we are seeing is focused more on next fiscal year, which would be late Q3 and early Q4.

A.J. Guido: Okay.

And I asked on the last call — and it was kind of brushed off — but how much of this is Dave Cappellucci leaving? And I saw you had Scott Troeller leave as well, from the Board. Can you quantify if there’s anything going on there, as far as — is he stealing customers, those types of things? And what are you doing to combat that? Because it’s just natural to kind of assume that.

Ron Klausner: Scott Troeller and Dave Cappellucci’s departures — totally two unrelated events. So one has nothing to do with the other.

A.J. Guido: Okay. Let’s talk about Dave Cappellucci’s, then, if we can just kind of dial down on his departure, and what effect that may’ve had.

Ron Klausner: Well, I think I’ve said that there were, in my view, leadership issues and execution issues. We’ve addressed that with a new leadership team that we have put in place very rapidly. Vernon Johnson, who was one of the cofounders of Voyager — a new Voyager CMO came onboard in early January, a new Voyager Education Services leader. But I believe we had execution issues. And I believe some of the problems we’re having in the first six months of the year were related to execution issues. Beyond that, I just don’t think it’s appropriate to engage in conversation.

A.J. Guido: Okay.

Operator: Tatiana Mironova, BMO Capital Markets.

Tatiana Mironova: I actually just have one question, and I apologize if you mentioned this already — what is your revolver availability now?

Brad Almond: The revolver availability as of March 31st was roughly $17 million.

Tatiana Mironova: Perfect, thank you.

Operator: There are no more questions at the present time, so I’d like to turn the floor back over to management for any closing remarks.

Brad Almond: Operator, thank you.

Just like to thank everybody for their attendance on today’s call. We look forward to updating everybody on our Q2 performance on the end of the second quarter. Thank you very much.

Operator: Thank you. This concludes today’s Teleconference. You may now disconnect your phone lines. Thank you for participating.